EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Cinedigm Digital Cinema Corp. Subsidiary Closes $172.5 Million New Credit Facility
- Funds To Refinance and Extend the Maturity on All Existing Phase 1 Senior and Mezzanine Non-Recourse Debt  -

Provisional Moody’s Ba1 Rating on Newly Formed Subsidiary Cinedigm Digital Funding I, LLC

Société Générale and GE Capital Markets Serve as Joint Lead Arrangers

MORRISTOWN, N.J., May 6, 2010 — Cinedigm Digital Cinema Corp. (“Cinedigm”) (NASDAQ: CIDM) today announced the closing of a $172.5 million credit facility co-led by Société Générale Corporate & Investment Banking and GE Capital Markets.  This new credit facility will refinance all existing senior and mezzanine non-recourse debt in the Company’s Phase 1 deployment subsidiary, Christie/AIX, through a newly formed bankruptcy remote subsidiary called Cinedigm Digital Funding I, LLC.  The facility has received a provisional rating of Ba1 from Moody’s Investor Service.   The new credit facility will replace the Company’s credit facility led by GE Capital  Markets in 2006.

The new 6-year term loan, provided by a syndicate of 19 institutional lenders led by Société Générale and GE Capital Markets, will be at a rate of LIBOR +350 basis points with a 1.75% LIBOR floor, improving upon the previous rate of LIBOR +600 basis points with a 2.5% LIBOR floor.  This new facility significantly improves upon the terms of the previous credit facility through a combination of reduced borrowing costs to Cinedigm Digital Funding, a more flexible covenant package, a 32 month maturity extension and improved free cash flow to support the payment of service fees to Cinedigm Digital Cinema Services, our service division.  This new non-recourse credit facility is secured by the assets of Cinedigm Digital Funding 1, LLC.

“We are very pleased to complete this refinancing and to have a provisional rating of Ba1 by Moody’s,“ said Bud Mayo, Chairman and CEO of Cinedigm.  “This successful refinancing of our existing debt reaffirms the value of the Phase 1 digital cinema asset base and the critical role Cinedigm plays in driving the exhibition industry’s conversion to digital cinema.”

Adam M. Mizel, CFO and Chief Strategy Officer of Cinedigm, added, “This refinancing marks the next step in our efforts to strengthen Cinedigm’s balance sheet, to improve our access to capital and to continue to position the Company for growth.  We appreciate the strong capital markets execution and lending support from our long time partners at Société Générale and GE Capital. “

“We are excited to have successfully delivered institutional investor commitments for the refinancing of Cinedigm’s Phase 1 digital cinema deployment,” said Richard Knowlton, Managing Director, Sociéte Générale, Leveraged Media and Telecom Finance.  “Together with GE Capital, we have expanded funding options for the Company’s current and future digital cinema rollouts.”

Michael Rhea, Vice President, GE Capital, Media, Communications & Entertainment, commented, “GE Capital is a long-time supporter of the exhibition industry and of digital cinema.  We are pleased to be helping Cinedigm with their Phase 1 refinance and look forward to continuing our strong relationship.”

(973) 290-0080	55 Madison Avenue, Morristown, NJ 07960

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The company is a technology and services integrator that works with Hollywood movie studios and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent films provide a complete suite of services required to enable the digital theatre conversion. www.cinedigm.com [CIDM-G]

GE Capital, through its Media, Communications & Entertainment business is a leading provider of corporate finance solutions across the media, communications and entertainment sectors. In addition, the business manages the Peacock Equity Fund, a joint venture between GE Capital and NBCU, which provides equity investments in the growing digital media arena.  For more information, visit www.gemce.com

GE Capital offers consumers and businesses around the globe an array of financial products and services. GE (NYSE: GE) is Imagination at Work - a diversified technology, media and financial services company focused on solving some of the world's toughest problems.  Visit  www.ge.com.

Société Générale Corporate & Investment Banking, the investment banking division of France’s Société Générale Group, is a well diversified and leading player with 12,000 professionals present in over 40 countries across Europe, the Americas and Asia-Pacific. Standing by its clients across sectors, the Corporate & Investment Bank tailors solutions for them by capitalizing on its worldwide expertise in investment banking, global finance, and global markets, and providing strategic advisory, capital raising, cross-asset investing and risk management solutions.  For more information, please visit http://www.sgcib.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm’s filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects”, “anticipates”, “intends”, “plans”, “could”, “might”, “believes”, “seeks”, “estimates” or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm’s management, are also forward-looking statements as defined by the Act.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things.  These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

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Contact:

Suzanne Moore
Cinedigm
973.290.0056
smoore@cinedigm.com

Ned Reynolds
GE Commercial Finance
203.229.5717

Devon Nagle
HL Group, representing Cinedigm
(646) 460-8911
dnagle@hlgrp.com